Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 26, 2010
Registration Statement No. 333-167489

Free Writing Prospectus dated July 23, 2010

$807,390,000
Ford Credit Auto Owner Trust 2010-B
Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated July 23, 2010 and prospectus dated July 23, 2010 which describe the notes to be issued by the trust.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or "rating agencies," listed below.

	Moody’s	Fitch
Class A-1 notes	P-1	F1+
Class A-2 notes	Aaa	AAA
Class A-3 notes	Aaa	AAA
Class A-4 notes	Aaa	AAA
Class B notes	Aa1	AA
Class C notes	Aa2	A
Class D notes	A1	BBB

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B, Class C and Class D notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B, Class C and Class D notes receive at least the ratings listed below, and each class of notes will be issued as long as the Class B, Class C and Class D notes receive at least these ratings.

	Moody’s	Fitch
Class B notes	A2	A
Class C notes	Baa2	BBB
Class D notes	Ba2	BB

If the Class D notes are not rated at least Baa3 by Moody’s or BBB– by Fitch, they will not be offered by the prospectus supplement or the prospectus.

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BofA Merrill Lynch
BNP PARIBAS
Credit Agricole Securities
Deutsche Bank Securities
Goldman, Sachs & Co.	HSBC	Scotia Capital	Wells Fargo Securities

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The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (800) 294-1322.